Exhibit 23.2

Deloitte & Touche LLP 100 S. Charles Street 12th Floor Baltimore, MD 21201-2713 USA Tel +1 410 576 6700 Fax: +1 410 837 0510 www.deloitte.com

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-188994 and No. 333-182720 of Engility Holdings, Inc. of our report dated April 8, 2014, related to the consolidated financial statements of TASC Parent Corporation as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, appearing in the joint proxy/consent solicitation statement/prospectus filed by Engility Holdings, Inc. and New East Holdings, Inc. on January 22, 2015 and incorporated by reference into this Registration Statement.

/s/ Deloitte & Touche LLP

March 16, 2015

Member of Deloitte Touche Tohmatsu Limited